EXHIBIT 7.2

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D and any amendment thereto need be filed with respect to the ownership by each of the undersigned of shares of stock of NexGen Energy Ltd.

EXECUTED this 31st day of July 2017.

Date: July 31, 2017

/s/ Li Ka Shing Li Ka Shing
Date: July 31, 2017

/s/ Victor Li Tzar Kuoi Victor Li Tzar Kuoi

Date: July 31, 2017	LVM UNITY LIMITED

/s/ Victor Li Tzar Kuoi By: Victor Li Tzar Kuoi
Title: Director

Date: July 31, 2017	SPRINKLE RING INVESTMENT LIMITED

/s/ Victor Li Tzar Kuoi By: Victor Li Tzar Kuoi
Title: Director

Date: July 31, 2017	NEXT GLOBAL HOLDINGS LIMITED

/s/ Ezra Pau Yee Wan By: Ezra Pau Yee Wan
Title: Director

Date: July 31, 2017	LI KA SHING (OVERSEAS) FOUNDATION

/s/ Ezra Pau Yee Wan By: Ezra Pau Yee Wan
Title: Director